PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc. SM	Dan Rollins
4295 San Felipe	Senior Vice President
Houston, Texas 77027	713.693.9300
dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC. SM

1Q04 EARNINGS UP 26.2%

Q1 Earnings Per Share of $0.38 (Diluted)

Non-Interest Income increases 37.3%

Q1 Return on Average Tangible Equity of 32.67%

HOUSTON, April 14, 2004. Prosperity Bancshares, Inc. SM (Nasdaq: PRSP), the parent company of Prosperity Bank®, reported today record net income for the first quarter of 2004 totaling $8.063 million, an increase of $1.674 million or 26.2 percent, compared with $6.389 million for the same period in 2003. Diluted earnings per share increased $0.05 or 15.2 percent to $0.38 for the three months ended March 31, 2004 compared with $0.33 for the three months ended March 31, 2003.

“The first quarter of 2004 was a positive start to the year for our Company. I am pleased to report another quarter of record earnings,” commented David Zalman, Prosperity’s President and Chief Executive Officer. “Our results reflect the commitment of over 600 associates that are dedicated to providing quality services to our customers.”

“We remain optimistic that we will achieve our goals for 2004,” added Zalman. “We are confident that our strategy of high credit quality, low overhead and exceptional service positions us for continued growth and will create long-term value for our shareholders.”

“Our focus on customer service has never been stronger. I am proud of our bankers and believe that our strong internal deposit growth confirms our impression that customers within our markets are tired of calling 1-800 somewhere and are searching for true relationship banking,” added H. E. “Tim” Timanus, Jr., President and Chief Operating Officer of Prosperity Bank®.

“We continue to be pleased with our progress in the Dallas market,” said James D. “Dan” Rollins III, Prosperity’s Senior Vice President. “During the first quarter, we completed the operational integration of our most recent acquisition and now have eleven full service banking centers with approximately 21% of our total deposit base in that market. Within the past eighteen months, we have completed five acquisitions in the Dallas area.”

Results of Operations for the three months ended March 31, 2004

For the three months ended March 31, 2004, net income was $8.063 million compared with $6.389 million for the same period in 2003. Net income per diluted common share was $0.38 for the three months ended March 31, 2004 compared with $0.33 for the same period in 2003. Return on average assets and average common shareholders’ equity for the three months ended March 31, 2004 was 1.33 percent and 14.44 percent, respectively.

Net interest income for the quarter ended March 31, 2004 increased 24.5 percent, to $19.347 million from $15.544 million during the same period in 2003. The increase was attributable primarily to a 31.2 percent increase in average earning assets.

Non-interest income increased 37.3 percent to $5.272 million for the three months ended March 31, 2004 compared with the same period in 2003.

Non-interest expense for the first quarter of 2004 was $12.459 million, up 25.4 percent compared to the first quarter of 2003. These expenses reflect the Company’s commitment to expanding its franchise with the additional banking centers acquired during 2003 year along with related personnel and acquisition expenses. The Company achieved an excellent efficiency ratio of 50.60 percent for the first quarter of 2004 compared to 51.24 percent for the first quarter of 2003.

Total loans were $770.223 million at March 31, 2004, an increase of $113.655 million or 17.3 percent from March 31, 2003, and an increase of $170 thousand or 0.02 percent from December 31, 2003.

Non-performing assets continued a downward trend to $610 thousand or 0.03 percent of average earning assets at March 31, 2004, compared with $3.459 million or 0.21 percent of average earning assets at March 31, 2003. Annualized net charge-offs were less than 0.01 percent of average loans for the first quarter of 2004 as compared to 0.06 percent during the same period of 2003.

On a linked quarter basis, total deposits grew at an annualized rate of 7.5 percent while total assets grew at an annualized rate of 8.2 percent. Total loans grew at an annualized rate of 0.1 percent. Commercial and industrial loans grew at an annualized rate of 33.2 percent while 1-4 family residential loans and consumer loans were down.

At March 31, 2004, Prosperity had $2.448 billion in total assets, $770.223 million in loans, $2.123 billion in deposits, and more than 150,000 deposit and loan accounts. Assets, loans and deposits at March 31, 2004 grew by 30.2 percent, 17.3 percent and 29.9 percent respectively, compared with their levels at March 31, 2003.

Conference Call

Prosperity’s management team will host a conference call on Wednesday, April 14, 2004 at 10:30 a.m. Eastern Daylight Time (9:30 a.m. Central Daylight Time) to discuss their earnings results, business trends and their outlook for 2004. Individuals and investment professionals may participate in the call by dialing 1-800-362-0571.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybanktx.com. The webcast may be accessed directly from Prosperity’s Investor Relations page by clicking on the “1st Quarter results and webcast” link.

Acquisition of Abrams Centre National Bank, N.A.

On May 6, 2003, Prosperity completed the acquisition of Abrams Centre National Bank, N.A., in a cash transaction. Abrams Centre National Bank operated two (2) offices in Dallas, Texas, both of which became full service banking centers of Prosperity Bank®.

Acquisition of BankDallas, s.s.b.

On June 1, 2003, Prosperity completed the acquisition of BankDallas, s.s.b., in a cash transaction. BankDallas operated one (1) office in Dallas, Texas, which became a full service banking center of Prosperity Bank®.

Acquisition of mainbank, n.a., Dallas, Texas

On November 1, 2003, Prosperity completed the acquisition of MainBancorp, Inc., the parent of Dallas based mainbank, n.a. Prosperity issued 1.5 million shares of its common stock plus $9.2 million in cash for all outstanding shares of MainBancorp. MainBancorp was privately held and operated a total of four (4) banking offices in the Dallas area, all of which became full service banking centers of Prosperity Bank®.

Acquisition of First State Bank of North Texas, Dallas, Texas

On December 9, 2003, Prosperity completed the acquisition of First State Bank of North Texas. Prosperity issued approximately 393,000 shares of its common stock plus $12.4 million in cash for all outstanding shares of First State Bank of North Texas. First State Bank of North Texas was privately held and operated four (4) banking offices in the Dallas area, all of which became full service banking centers of Prosperity Bank®.

Sale of Trust Business

Prosperity Bank® completed the sale of all the trust assets managed by Prosperity Bank® to Frost Bank on December 31, 2003. The trust business was a relatively small contributor to both total revenues and earnings for Prosperity since the business was acquired in 1999.

The transaction was accounted for as a purchase and assumption and did not have a material impact on 2003 results.

Corporate Profile

Prosperity Bancshares, Inc. SM, a $2.4 billion Houston, Texas based regional financial holding company, formed in 1983, placed 82nd on Fortune magazine’s annual ranking of “America’s 100 Fastest-Growing Companies” as published in the September 2003 issue. This distinction is one of several for Prosperity over the past few months. Other performance-based honors include ABA Banking Journal (Best of the Big Banks—The Top 50); Fortune Small Business (The FSB 100—America’s Fastest Growing Small Companies); Houston Chronicle (Top 100 Houston Companies) and US Banker (Top 100 Publicly Traded Mid-Tier Banks).

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates fifty-one (51) full service banking locations, twenty-nine (29) in the Houston CMSA, eleven (11) in the Dallas area and eleven (11) in eight contiguous counties south and southwest of Houston.

Prosperity Bank® operates the following full service banking centers: Angleton, Bay City, Beeville, Blooming Grove, Clear Lake, Cleveland, Corsicana, Cuero, Dallas—Abrams Centre, Dallas—Camp Wisdom, Dallas—Cedar Hill, Dallas—Kiest, Dallas—Red Oak, Dallas—Preston Road, Dallas—Turtle Creek, Dallas—Westmoreland, Dayton, East Bernard, Edna, El Campo, Ennis, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston—CityWest, Houston—Copperfield, Houston—Cypress, Houston—Downtown, Houston—Fairfield, Houston—Gladebrook, Houston—Highway 6, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston—Waugh Drive, Houston—Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.

– – –

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc. SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission.

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003	Dec 31, 2002
Balance Sheet Averages

Total loans	$770,811	$666,870	$738,512	$688,457
Investment securities	1,393,297	989,803	1,284,265	891,351
Fed funds sold and other earnings	24,780	11,916	31,572	43,500

Total earning assets	2,188,888	1,668,589	2,054,349	1,623,308
Allowance for credit losses	(10,314)	(9,567)	(9,940)	(9,551)
Cash and due from banks	60,976	48,736	57,618	55,454
Goodwill	116,727	68,078	90,252	66,264
Core Deposit Intangibles (CDI)	7,920	4,233	4,443	2,699
Other real estate	167	144	451	526
Fixed assets, net	34,119	27,436	32,592	24,511
Other assets	19,849	23,090	21,576	28,672

Total assets	$2,418,332	$1,830,739	$2,251,341	$1,791,883

Non-interest bearing deposits	$429,390	$305,852	$410,697	$318,353
Interest bearing deposits	1,662,462	1,291,116	1,541,243	1,259,000

Total deposits	2,091,852	1,596,968	1,951,940	1,577,353
Fed funds purchased & other
interest bearing liabilities	35,277	30,913	51,431	15,462
Junior subordinated debentures(A)	59,804	34,030	49,065	34,030
Other liabilities	8,036	10,970	7,261	12,387
Shareholders’ equity	223,363	157,858	191,644	152,651

Total liabilities and equity	$2,418,332	$1,830,739	$2,251,341	$1,791,883

(A) Due to the adoption of SFAS 150 on January 1, 2004, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003	Dec 31, 2002
Income Statement Data
Interest on loans	$12,313	$11,430	$12,056	$12,385
Interest on securities	14,005	10,742	12,925	10,319
Interest on fed funds sold and other earning assets	54	40	72	133

Total interest income	26,372	22,212	25,053	22,837
Interest expense—deposits	5,781	5,826	5,559	6,542
Interest expense—debentures(B)	996	587	787	604
Interest expense—other	248	255	301	286

Total interest expense	7,025	6,668	6,647	7,432
Net interest income(C)	19,347	15,544	18,406	15,405
Provision for credit losses	120	120	123	650

Net interest income after provision for loan losses	19,227	15,424	18,283	14,755
Service charges on deposit accounts	4,760	3,255	4,088	3,273
Other income	512	584	705	893

Total non-interest income	5,272	3,839	4,793	4,166
Salaries and benefits	6,704	5,407	6,479	5,111
Core Deposit Intangible (CDI) and Goodwill amortization	383	193	228	162
Net occupancy and equipment	1,270	954	1,485	1,183
Depreciation	701	605	680	600
Data processing	447	615	400	636
Other expenses	2,954	2,157	3,184	1,882

Total non-interest expenses	12,459	9,931	12,456	9,574
Net earnings before taxes	12,040	9,332	10,620	9,347
Federal income taxes	3,977	2,943	3,427	2,965

Net earnings available to common shareholders	$8,063	$6,389	$7,193	$6,382

Basic earnings per share	$0.39	$0.34	$0.36	$0.34
Diluted earnings per share	$0.38	$0.33	$0.35	$0.33

(B) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150.

(C) Net interest income on a tax equivalent basis would be $19,852 and $16,109 for the three months ended March 31, 2004 and 2003, respectively and $18,919 and $15,964 for the three months ended December 31, 2003 and 2002, respectively.

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003	Dec 31, 2002
Common Share and Other Data
Employees—FTE	612	496	629	501
Book value per share	$10.79	$8.46	$10.49	$8.19
Tangible book value per share	$4.84	$4.65	$4.53	$4.36

Period end shares outstanding	20,945	18,943	20,930	18,896
Weighted average shares outstanding (basic)	20,937	18,916	20,046	18,888
Weighted average shares outstanding (diluted)	21,233	19,209	20,357	19,208

Non-accrual loans	$2	$2,630	$2	$1,125
Accruing loans 90 days or more days past due	523	247	679	120
Other non-performing loans	0	0	0	1,100
Restructured loans	0	0	0	0

Total non-performing loans	525	2,877	681	2,345
Repossessed assets	5	55	40	46
Other real estate	80	527	246	219

Total non-performing assets	$610	$3,459	$967	$2,610
Allowance for credit losses at end of period	$10,460	$9,318	$10,370	$9,580
Net charge-offs	$5	$383	$172	$123

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

	Three Months Ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003	Dec 31, 2002
Performance Ratios
Return on average assets (annualized)	1.33%	1.40%	1.28%	1.43%
Return on average common equity (annualized)	14.44%	16.19%	15.01%	16.72%
Return on average tangible equity (annualized)	32.67%	29.87%	29.68%	30.50%
Net interest margin(D) (tax equivalent) (annualized)	3.63%	3.86%	3.68%	3.93%
Efficiency ratio(E)	50.60%	51.24%	53.69%	48.92%
Diluted earnings per share	$0.38	$0.33	$0.35	$0.33

Asset Quality Ratios
Non-performing assets to loans and other real estate	0.08%	0.53%	0.13%	0.38%
Non-performing assets to average earning assets	0.03%	0.21%	0.05%	0.19%
Net charge-offs to average loans	0.00%	0.06%	0.02%	0.02%
Allowance for credit losses to total loans	1.36%	1.42%	1.35%	1.41%

Common Stock Market Price
High	$25.15	$19.77	$24.35	$19.95
Low	$22.30	$16.30	$20.75	$15.28
Period end market price	$23.67	$16.58	$22.64	$19.00

(D) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to the adoption of SFAS 150, the Company reported net interest margins on a tax equivalent basis of 4.00%, 3.84% and 4.08%, for the three months ended March 31, 2003, December 31, 2003 and December 31, 2002, respectively. Had SFAS 150 not been adopted on January 1, 2004, the net interest margin on a tax equivalent basis would have been 3.78% for the three months ended March 31, 2004.

(E) Calculated by dividing total non-interest expense (excluding securities losses and credit loss provisions) by net interest income plus non-interest income. Additionally, taxes are not part of this calculation.

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

(Dollars in thousands)

	Mar 31, 2004	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003
Balance Sheet Data (at period end)
Total loans	$770,223	$770,053	$700,221	$699,525	$656,568
Investment securities	1,426,636	1,376,880	1,150,893	1,088,507	1,056,349
Federal funds sold and other earning assets	28,323	11,992	52,321	5,426	3,537

Total earning assets	2,225,182	2,158,925	1,903,435	1,793,458	1,716,454
Allowance for credit losses	(10,460)	(10,370)	(9,061)	(9,228)	(9,318)
Cash and due from banks	55,524	71,983	51,746	66,606	52,859
Goodwill	116,123	118,012	76,941	77,530	67,989
Core deposit intangibles (CDI)	8,461	6,743	4,315	4,479	4,236
Other real estate	80	246	765	1,007	527
Fixed assets, net	33,651	34,299	28,278	29,228	27,469
Other assets	20,992	20,649	23,530	21,227	20,200

Total assets	$2,449,553	$2,400,487	$2,079,949	$1,984,307	$1,880,416

Non-interest bearing deposits	$443,137	$467,389	$374,877	$362,193	$312,104
Interest bearing deposits	1,679,724	1,616,359	1,452,401	1,384,355	1,322,161

Total deposits	2,122,861	2,083,748	1,827,278	1,746,548	1,634,265
Federal funds purchased and other interest bearing liabilities	30,578	30,936	31,074	28,992	39,966
Junior subordinated debentures(F)	59,804	59,804	46,917	34,030	34,030
Other liabilities	10,383	6,411	5,701	8,147	11,891

Total liabilities	2,223,626	2,180,899	1,910,970	1,817,717	1,720,152
Shareholders’ equity(G)	225,927	219,588	168,979	166,590	160,264

Total liabilities and equity	$2,449,553	$2,400,487	$2,079,949	$1,984,307	$1,880,416

(F) Due to the adoption of SFAS 150 on January 1, 2004, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

(G) Includes $1,809, $2,024, $1,373, $3,670 and $2,763 million in unrealized gains on available for sale securities for the quarterly periods ending March 31, 2004, December 31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003 respectively.

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

	Three Months Ended
	Mar 31, 2004	Dec 31, 2003	Sept 30, 2003	Jun 30, 2003	Mar 31, 2003
Comparative Quarterly Asset
Quality, Performance & Capital Ratios

Return on average assets (annualized)	1.33%	1.28%	1.29%	1.34%	1.40%

Return on average common equity (annualized)	14.44%	15.01%	15.45%	15.88%	16.19%

Return on average tangible equity (annualized)	32.67%	29.68%	30.23%	29.82%	29.87%

Net interest margin(H) (tax equivalent) (annualized)	3.63%	3.68%	3.39%	3.64%	3.86%

Efficiency ratio	50.60%	53.69%	50.25%	50.73%	51.24%

Non-performing assets to loans and other real estate	0.08%	0.13%	0.20%	0.32%	0.53%

Non-performing assets to average earning assets	0.03%	0.05%	0.08%	0.13%	0.21%

Net charge-offs to average loans	0.00%	0.02%	0.04%	0.11%	0.06%

Allowance for credit losses to total loans	1.36%	1.35%	1.29%	1.32%	1.42%

Tier 1 risk-based capital	16.68%	16.69%	16.09%	13.38%	14.93%

Total risk-based capital	17.78%	17.84%	17.20%	14.47%	16.10%

Tier 1 leverage capital	6.87%	6.70%	6.85%	6.52%	6.73%

Equity to assets	9.23%	9.15%	8.13%	8.40%	8.52%

(H) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to the adoption of SFAS 150, the Company reported net interest margins on a tax equivalent basis of 3.84%, 3.54%, 3.77% and 4.00%, for the three months ended December 31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003, respectively. Had SFAS 150 not been adopted on January 1, 2004, the net interest margin on a tax equivalent basis would have been 3.78% for the three months ended March 31, 2004.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Mar 31, 2004
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest Earning Assets:
Loans	$770,811	$12,313	6.39%
Investment securities	1,393,297	14,005	4.02%
Federal funds sold	24,780	54	0.87%

Total interest earning assets	2,188,888	$26,372	4.82%

Allowance for credit losses	(10,314)
Non-interest earning assets	239,758

Total assets	$2,418,332

Interest Bearing Liabilities:
Interest bearing demand deposits	$490,935	$1,255	1.02%
Savings and money market deposits	471,630	895	0.76%
Certificates and other time deposits	699,897	3,631	2.08%
Junior subordinated debentures	59,804	996	6.66%
Federal funds purchased and other borrowings	35,277	248	2.81%

Total Interest Bearing Liabilities	1,757,543	$7,025	1.60%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	429,390
Other liabilities	8,036

Total liabilities	2,194,969
Shareholders’ equity	223,363

Total Liabilities and Shareholders’ Equity	$2,418,332

Net Interest Income & Margin		$19,347	3.54%
Net Interest Income & Margin (tax equivalent) (I)		$19,852	3.63%

(I) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item. Had SFAS 150 not been adopted on January 1, 2004, the net interest margin on a tax equivalent basis would have been 3.78% for the three months ended March 31, 2004.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Dec 31, 2003
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest earning assets:
Loans	$738,512	$12,056	6.53%
Investment securities	1,284,265	12,925	4.03%
Federal funds sold	31,572	72	0.91%

Total interest earning assets	2,054,349	$25,053	4.88%

Allowance for credit losses	(9,940)
Non-interest earning assets	206,932

Total assets	$2,251,341

Interest Bearing Liabilities:
Interest bearing demand deposits	$422,937	$1,107	1.05%
Savings and money market deposits	457,803	884	0.77%
Certificates and other time deposits	660,503	3,568	2.16%
Junior subordinated debentures	49,065	787	6.42%
Federal funds purchased and other borrowings	51,431	301	2.34%

Total Interest bearing Liabilities	1,641,739	$6,647	1.62%

Non-interest bearing Liabilities:
Non-interest bearing demand deposits	410,697
Other liabilities	7,261

Total liabilities	2,059,697
Shareholders’ equity	191,644

Total Liabilities and Shareholders’ Equity	$2,251,341

Net Interest Income & Margin		$18,406	3.58%

Net Interest Income & Margin (tax equivalent) (J)		$18,919	3.68%

(J) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to adoption of SFAS 150, the Company reported a net interest margin on a tax equivalent basis of 3.84% for the three months ended December 31, 2003. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Mar 31, 2003
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest earning assets:
Loans	$666,870	$11,430	6.86%
Investment securities	989,803	10,742	4.34%
Federal funds sold	11,916	40	1.34%

Total interest earning assets	1,668,589	$22,212	5.32%

Allowance for credit losses	(9,567)
Non-interest earning assets	171,717

Total assets	$1,830,739

Interest Bearing Liabilities:
Interest bearing demand deposits	$335,352	$1,001	1.19%
Savings and money market deposits	376,989	947	1.00%
Certificates and other time deposits	578,775	3,878	2.68%
Junior subordinated debentures	34,030	587	6.90%
Federal funds purchased and other borrowings	30,913	255	3.30%

Total Interest Bearing Liabilities	1,356,059	$6,668	1.97%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	305,852
Other liabilities	10,970

Total liabilities	1,672,881
Shareholders’ equity	157,858

Total Liabilities and Shareholders’ Equity	$1,830,739

Net Interest Income & Margin		$15,544	3.73%

Net Interest Income & Margin (tax equivalent) (K)		$16,109	3.86%

(K) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to adoption of SFAS 150, the Company reported a net interest margin on a tax equivalent basis of 4.00% for the three months ended March 31, 2003. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Dec 31, 2002
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest earning assets:
Loans	$688,457	$12,385	7.20%
Investment securities	891,351	10,319	4.63%
Federal funds sold	43,500	133	1.22%

Total interest earning assets	1,623,308	$22,837	5.63%

Allowance for credit losses	(9,551)
Non-interest earning assets	178,126

Total assets	$1,791,883

Interest Bearing Liabilities:
Interest bearing demand deposits	$279,870	$802	1.15%
Savings and money market deposits	387,485	1,383	1.43%
Certificates and other time deposits	591,645	4,357	2.95%
Junior subordinated debentures	34,030	604	7.10%
Federal funds purchased and other borrowings	15,462	286	7.40%

Total Interest Bearing Liabilities	1,308,492	$7,432	2.27%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	318,353
Other liabilities	12,387

Total liabilities	1,639,232
Shareholders’ equity	152,651

Total Liabilities and Shareholders’ Equity	$1,791,883

Net Interest Income & Margin		$15,405	3.80%

Net Interest Income & Margin (tax equivalent)(L)		$15,964	3.93%

(L) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to adoption of SFAS 150, the Company reported a net interest margin on a tax equivalent basis of 4.08% for the three months ended December 31, 2002. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Twelve Months Ended Dec 31, 2003
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest Earning Assets:
Loans	$697,235	$46,686	6.70%
Investment securities	1,108,153	43,911	3.96%
Federal funds sold	24,976	248	0.99%

Total interest earning assets	1,830,364	$90,845	4.96%

Allowance for credit losses	(9,525)
Non-interest earning assets	186,030

Total assets	$2,006,869

Interest Bearing Liabilities:
Interest bearing demand deposits	$371,801	$4,187	1.13%
Savings and money market deposits	406,333	3,502	0.86%
Certificates and other time deposits	616,353	14,944	2.42%
Junior subordinated debentures	39,400	2,627	6.67%
Federal funds purchased and other borrowings	38,824	1,083	2.79%

Total Interest Bearing Liabilities	1,472,711	$26,343	1.79%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	354,558
Other liabilities	9,433

Total liabilities	1,836,702
Shareholders’ equity	170,167

Total Liabilities and Shareholders’ Equity	$2,006,869

Net Interest Income & Margin		$64,502	3.52%

Net Interest Income & Margin (tax equivalent)(M)		$66,615	3.64%

(M) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to adoption of SFAS 150, the Company reported a net interest margin on a tax equivalent basis of 3.78% for the twelve months ended December 31, 2003. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Twelve Months Ended Dec 31, 2002
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest earning assets:
Loans	$524,885	$38,330	7.30%
Investment securities	818,362	42,104	5.14%
Federal funds sold	20,956	308	1.47%

Total interest earning assets	1,364,203	$80,742	5.92%

Allowance for credit losses	(7,350)
Non-interest earning assets	113,905

Total assets	$1,470,758

Interest Bearing Liabilities:
Interest bearing demand deposits	$249,045	$3,162	1.27%
Savings and money market deposits	315,717	5,219	1.65%
Certificates and other time deposits	505,796	16,595	3.28%
Junior subordinated debentures	29,648	2,172	7.33%
Federal funds purchased and other borrowings	16,435	955	5.81%

Total Interest Bearing Liabilities	1,116,641	$28,103	2.52%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	230,326
Other liabilities	9,557

Total liabilities	1,356,524
Shareholders’ equity	114,234

Total Liabilities and Shareholders’ Equity	$1,470,758

Net Interest Income & Margin		$52,639	3.86%

Net Interest Income & Margin (tax equivalent) (N)		$54,562	4.00%

(N) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to adoption of SFAS 150, the Company reported a net interest margin on a tax equivalent basis of 4.16% for the twelve months ended December 31, 2002. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.